Exhibit 23.01
CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
          We have issued our reports dated January 11, 2008, accompanying the consolidated financial statements included in the Annual Report of PLATO Learning, Inc. on Form 10-K for the year ended October 31, 2007. We hereby consent to the incorporation by reference of said reports in the Registration Statements of PLATO Learning, Inc. on Form S-3 (Nos. 333-87594 and 333-101087) and on Form S-8 (Nos. 333-30963, 333-30965, 333-61721, 333-45228, 333-45230, 333-84592, 333-132290 and 333-111320).
/s/ Grant Thornton LLP
Minneapolis, Minnesota
January 11, 2008